Exhibit 99.3

MADRIGAL PHARMACEUTICALS, INC.
2026 STOCK PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
GRANT NOTICE

1.	Name of Participant:

2.	Grant Date of the Option (the “Grant Date”):

3.	Number of Shares of Stock Covered by the Option:

4.	Purchase Price Per Share of Stock:

5.	Vesting of Award: [ANNUAL AWARDS: Subject to the Participant’s continuous Service Relationship from the Grant Date through the earlier of the first anniversary of the Grant Date and the date of the Company’s next annual meeting of stockholders following the Grant Date that is at least 50 weeks after the immediately preceding year’s annual meeting (such date, the “Vesting Date”), the Option shall vest in full on the Vesting Date][INITIAL AWARDS: Subject to the Participant’s continuous Service Relationship from the Grant Date through each of the following applicable dates (each such date, a “Vesting Date”), the Option shall vest with respect to fifty percent (50%) of the “Number of Shares of Stock Covered by the Option” above on the first anniversary of the Grant Date, then twelve and one-half percent (12.5%) of the “Number of Shares of Stock Covered by the Option” above on each quarterly anniversary thereafter]. Any terms used and not defined herein have the meanings ascribed to such terms in the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (as it may be amended and/or restated from time to time, the “Plan”).

By signing this Grant Notice or by electronic acknowledgment of this Grant Notice, the Participant acknowledges receipt of and agrees to all the terms and conditions described in this Non-Qualified Stock Option Agreement Grant Notice, the attached Non-Qualified Stock Option Agreement, and the Plan. The Participant acknowledges that the Participant has carefully reviewed the Plan and agrees that the Plan will control in the event any provision of the Agreement should appear to be inconsistent with the Plan.

MADRIGAL PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT

ATTACHMENT: Non-Qualified Stock Option Agreement

MADRIGAL PHARMACEUTICALS, INC.
2026 STOCK PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made as of the “Grant Date” set forth in the Non-Qualified Stock Option Agreement Grant Notice (“Grant Notice”) between MADRIGAL PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation, and the individual whose name appears on the Grant Notice (the “Participant”).

WHEREAS, the Company has adopted the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (as it may be amended and/or restated from time to time, the “Plan”) to promote the interests of the Company by providing an incentive for employees, directors, and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant an option to purchase shares of the Company’s common stock, $0.0001 par value per share (“Shares”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	GRANT OF OPTION.

The Company hereby grants to the Participant, as of the Grant Date, the right and option to purchase all or any part of the aggregate number of Shares set forth in the Grant Notice, on the terms and conditions and subject to all the limitations set forth herein, in the Grant Notice, and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.	PURCHASE PRICE.

The purchase price of the Shares covered by the Option shall be the Purchase Price set forth in the Grant Notice, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares.

3.	EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become vested and exercisable as set forth in the Grant Notice and is subject to the other terms and conditions of this Agreement and in the Plan.

4.	TERM OF OPTION.

The Option shall terminate ten years from the Grant Date, but shall be subject to earlier termination as provided herein or in the Plan.

If the Participant’s service as a director ceases (for any reason other than the death or Disability of the Participant or termination of the Participant’s service for Cause”), the Option may be exercised, if it has not previously terminated, within three months after the date the Participant’s service terminates, or within the originally prescribed term of the Option, whichever is earlier, but may not be exercised thereafter. In such event, the Option shall be exercisable only to the extent that the Option has become exercisable and is in effect at the date of such cessation of the Participant’s service as a director.

Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three months after the termination of the Participant’s service as a director, the Participant or the Participant’s legal heirs may exercise the Option within one year after the date of the termination of the Participant’s service, but in no event after the date of expiration of the term of the Option.

In the event the Participant’s service as a director is terminated by the Company or by an Affiliate for Cause, the Participant’s right to exercise any unexercised portion of this Option shall cease immediately as of the time the Participant is notified that the Participant’s service is terminated for Cause and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Board determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then the Participant shall immediately cease to have any right to exercise the Option, and this Option shall thereupon terminate.

In the event of the Disability of the Participant, as determined in accordance with the Plan, or the death of the Participant, in each case while providing services as a director, the Option shall be exercisable within one year after the Participant’s termination of service or, if earlier, within the term originally prescribed by the Option.

5.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form prescribed by the Company or its designees. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option. Payment of the Purchase Price for such Shares shall be made in accordance with Section 5.e of the Plan. The Company shall deliver such Shares as soon as practicable after the notice is received; provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent that the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option has been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option is exercised by the Participant and if the Participant so requests in the notice exercising the Option, shall be registered in the Company’s share register in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option is exercised, pursuant to Section 4 hereof, by any person other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6.	PARTIAL EXERCISE.

Exercise of this Option to the extent vested may be made in part at any time and from time to time within the above limits, except that no fractional Share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. However, the Participant, with the approval of the Administrator, may transfer the Option for no consideration to or for the benefit of the Participant’s family member (as defined in Section 12.c of the Plan), subject to such limits as the Administrator may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer and each such transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Option until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

9.	ADJUSTMENTS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and Corporate Transactions. Provisions in the Plan for adjustment with respect to Stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10.	TAXES.

The Participant acknowledges that any income or other taxes due from the Participant with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility.

11.	NO OBLIGATION TO MAINTAIN SERVICE RELATIONSHIP.

The Company is not by the Plan or this Option obligated to continue the Participant’s Service Relationship. The Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future Awards, if any, including, but not limited to, the times when Awards are made, the number of shares subject to each Award, the purchase price, and the time or times when each Award vests or becomes exercisable, will be at the sole discretion of the Company; (iv) that the Participant’s participation in the Plan is voluntary; (v) that the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; and (vi) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

12.	NOTICES.

By accepting the Option, the Participant agrees that notices may be given to the Participant in writing either at the Participant’s home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to the Participant through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees or other service providers.

13.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Pennsylvania and agree that such litigation shall be conducted in the courts of Montgomery County, Pennsylvania or the federal courts of the United States for the Eastern District of Pennsylvania.

14.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

15.	ENTIRE AGREEMENT.

This Agreement, together with the Grant Notice and the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant, or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change, or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

16.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

17.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

18.	DATA PRIVACY.

By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

19.	CLAWBACK.

The Option (and any compensation paid or Shares issued pursuant to this Agreement) are subject to recoupment in accordance with The Sarbanes-Oxley Act, The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, including the Company’s Incentive Compensation Recovery Policy, as may be amended from time to time (the “Clawback Policy”), and any other compensation recovery policy adopted by the Company otherwise required by applicable law. The Participant acknowledges that the Participant has reviewed, and is bound by the terms of, the Clawback Policy. No recovery of compensation under such a clawback policy or applicable law will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar terms) under any agreement between the Participant and the Company or any Affiliate.

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